Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Fourth Quarter Financial Results

Full Year Total Revenue Grew 14% to $18.2 Million, Marking Highest Level Since 2016

Annual Recurring Revenue (ARR) increased 23% to Record $12 Million, Exceeding Total Revenue Reported at Beginning of Transformation in FY 2020

BURLINGTON, MASS. – March 12, 2024– Aware, Inc. (NASDAQ: AWRE), a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics, today reported financial results for the fourth quarter and fiscal year ended December 31, 2023.

Full Year 2023 Financial Highlights

•
Total revenue increased 14% to $18.2 million from $16.0 million in 2022, representing the highest level of total revenue since 2016.
•
Annual Recurring Revenue (ARR) increased 23% to an all-time high of $12.0 million, compared to $9.7 million in 2022 and $5.5 million in 2019.
•
Recurring revenue (a non-GAAP metric reconciled below) increased to a record $11.0 million, compared to $9.7 million in 2022. Recurring revenue has grown over 200% since 2019.
•
Cash, cash equivalents and marketable securities increased by $1.9 million to $30.9 million as of December 31, 2023, compared to $29.0 million as of December 31, 2022. The increase was impacted by the receipt of our IRS carryback claim of $1.5 million, along with the successful conclusion of a long-term project that resulted in the collection of $1.0 million of previously unbilled revenue.
•
Net income negatively impacted by $2.7 million write-off related to March 2022 investment in Omlis Limited.
•
Repurchased 299,780 shares at a cost of $0.5 million during the year.

•
Net income negatively impacted by $2.7 million write-off related to March 2022 investment in Omlis Limited.
•
Repurchased 299,780 shares at a cost of $0.5 million during the year.

Fourth Quarter 2023 Financial Highlights

•
Total revenue increased 8% year-over-year to $4.4 million, compared to $4.1 million in the fourth quarter of 2022.
•
Recurring revenue increased 40% year-over-year to $3.7 million, highlighting the growth and continued transformation of Aware’s revenue model.

•
Increased cash, cash equivalents and marketable securities by $3.4 million during the quarter, bringing the total balance to $30.9 million at year end.
•
Operating cash flow of $3.1 million in the fourth quarter of 2023, driven by the collection of sales that occurred in the third quarter of 2023

Fourth Quarter 2023 and Full Year 2023 Recent Operational Highlights

•
Premiered powerful new AwareID® functionality; introduced developer hub to further simplify and quicken businesses’ adoption of biometric technology; and launched partner program, to empower large and midmarket technology providers to leverage biometrics for enhanced revenue streams
•
Nameda Biometric Identity Platform “catalyst” and role model in new biometrics digital identity market report by Acuity Market Research and FindBiometrics, highlighting our shift from component provider to a scalable, solution-focused leader in the biometric identity market.
•
Ranked top performer in NIST Face Analysis Technology Evaluation benchmarking test while optimizing demographic parity, affirming Aware’s leadership position in preventing bias in biometric algorithms
•
Partnered with Serban Group, PeopleCert, Anyline and Uqoudto expand Aware’s footprint and address biometric needs in growing markets around the world; and with SoftwareONE to prepare AwareID® for availability on AWS Marketplace.

Management Commentary

“Our strong performance in Q4 marked the culmination of a breakthrough year. Despite having to write-off our Investment in Omlis Limited, we are excited that we surpassed our financial guidance for ARR in 2023, demonstrating the impact of our business model transformation and positioning us for even greater success in the upcoming years,” said CEO and President Robert Eckel. “We’re entering the new year with $12 million of annual recurring revenue, which is approximately the same amount of total revenue the company generated when I began this transformational journey at the end of 2019. This shift from a short-term, book and ship company to a recurring revenue machine is now paying off—and positioned to continue to pay off.

"Our focus and growth in 2024 will continue to be centered on expanding through both our partnerships and customer relationships and advancing Aware’s product-market fit. With our increasing base of $12 million of ARR, and $31 million in cash, cash equivalents, and marketable securities, we have an exceptionally strong financial foundation to execute our growth strategy and capitalize on an increasing pipeline of opportunities. Aware is in the best position since beginning our transformation in 2020. The improved visibility of our pipeline has led to its expansion and better rationalization, enhancing our decision-making and resource allocation capabilities. Supported by a focused go-to-market strategy, an enabled partner ecosystem, and product enhancements for targeted use cases of Aware’s Biometric Identity Platform, we are confident that we can deliver increasingly profitable growth in the years ahead.”

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 was $4.4 million, compared to $6.4 million in the third quarter of 2023 and $4.1 million in the same year-ago period. The sequential decrease in revenue was primarily due to lower software licenses revenue while the year-over-year improvement was largely due to higher software maintenance revenue.

Recurring revenue for the fourth quarter of 2023 totaled $3.7 million, an increase of 40% compared to $2.6 million in the fourth quarter of 2022.

Net loss for the fourth quarter of 2023 totaled $4.2 million, or $(0.20) per diluted share, which compares to net income of $1.1 million, or $0.05 per diluted share, in the third quarter of 2023 and net loss of $1.8 million, or $(0.08) per diluted share, in the same year-ago period. Net loss for the quarter ended December 31, 2023 was impacted by a $2.7 million expense related to a write-down of our note receivable from our 2022 investment in Omlis Limited.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the fourth quarter of 2023 totaled $1.2 million, compared to Adjusted EBITDA of $0.4 million in the third quarter of 2023 and adjusted EBITDA loss of $1.5 million in the same year-ago period. The sequential decline in Adjusted EBITDA was primarily due to lower revenue while the year-over-year improvement in Adjusted EBITDA was primarily due to higher revenue.

Cash, cash equivalents and marketable securities totaled $30.9 million as of December 31, 2023, compared to $29.0 million as of December 31, 2022.

Full Year 2023 Financial Results
Revenue for the year ended December 31, 2023 was $18.2 million, compared to $16.0 million in the same year-ago period. The increase in revenue was primarily due to higher software licenses revenue.

Recurring revenue for the year ended December 31, 2023 totaled $11.0 million, an increase of approximately 13% compared to $9.7 million in the same year-ago period.

Net loss for the year ended December 31, 2023, totaled $7.3 million, or $(0.35) per diluted share, which was impacted by a $2.7 million one-time, expense related to a write-down of our note receivable from our 2022 investment with Omlis Limited, which was partially offset by a $0.8 million one-time gain related to our fair value adjustment to the contingent acquisition payment from our 2021 acquisition of FortressID. Net loss for the year ended December 31, 2022, totaled $1.7 million, or $(0.08) per diluted share, which was favorably impacted by a $5.7 million one-time gain related to the sale of the company’s building located in Bedford, MA in July 2022.

Adjusted EBITDA loss for the year ended December 31, 2023 was $4.6 million, compared to Adjusted EBITDA loss of $5.2 million in the same year-ago period. The improvement in Adjusted EBITDA loss was primarily due to higher revenue.

Webcast

Aware management will host a webcast today, March 12, 2024, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Tuesday, March 12, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware is a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) our business may be affected by government regulations and adverse economic conditions; xvii) we may make acquisitions that could adversely affect our results, xiii) we may have additional tax liabilities; and xix) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue:
Software licenses	$1,994	$1,926	$9,529	$7,386
Software maintenance	2,183	1,844	7,674	7,111
Services and other	197	293	1,041	1,511
Total revenue	4,374	4,063	18,244	16,008
Costs and expenses:
Cost of services and other	239	340	1,273	1,260
Research and development	2,215	2,302	9,124	9,234
Selling and marketing	1,837	1,895	7,955	6,962
General and administrative	1,870	1,546	6,549	6,548
Loss on write-off of note receivable	2,695	—	2,695	—
Fair value adjustment to contingent acquisition payment	—	—	(812)	(107)
Gain on sale of fixed assets	—	—	—	(5,672)
Total costs and expenses	8,856	6,083	26,784	18,225
Operating loss	(4,482)	(2,020)	(8,540)	(2,217)
Interest and other income	303	311	1,285	540
Loss before provision for (benefit from) income taxes	(4,179)	(1,709)	(7,255)	(1,677)
Provision for (benefit from) income taxes	59	49	59	49
Net loss	$(4,238)	$(1,758)	$(7,314)	$(1,726)
Net loss per share – basic	$(0.20)	$(0.08)	$(0.35)	$(0.08)
Net loss per share – diluted	$(0.20)	$(0.08)	$(0.35)	$(0.08)
Weighted-average shares - basic	21,001	21,394	21,013	21,604
Weighted-average shares - diluted	21,001	21,394	21,013	21,604

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$10,002	$11,749
Marketable securities	20,913	17,229
Accounts and unbilled receivables, net	3,855	6,246
Tax receivable	—	1,362
Property and equipment, net	579	726
Goodwill and intangible assets, net	5,511	5,926
Note receivable	—	2,601
Right of use asset	4,260	4,538
All other assets, net	1,176	815

Total assets	$46,296	$51,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,986	$1,921
Deferred revenue	5,537	3,733
Operating lease liability	4,475	4,517
Contingent acquisition payment	—	812
Total stockholders’ equity	34,298	40,209

Total liabilities and stockholders’ equity	$46,296	$51,192

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

We define ARR as the amount of annualized recurring revenue that is likely to continue in the future, such as annual maintenance and subscription contracts. We use ARR as a metric to assess the trajectory of our recurring revenue and we believe that ARR assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss, the most directly comparable U.S.

GAAP financial measure, to our adjusted EBITDA for the three months and year ended December 31, 2023 and 2022 and for the three months ended September 30, 2023 and our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three months and year ended December 31, 2023 and 2022.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(4,238)	$(1,758)	$(7,314)	$(1,726)
Depreciation and Amortization	141	172	578	760
Stock based compensation	428	351	1,525	1,707
Loss on write-off of note receivable	2,695	—	2,695	—
Fair value adjustment to contingent acquisition payment	—	—	(812)	—
Gain on sale of fixed assets	—	—	—	(5,672)
Interest income	(303)	(311)	(1,285)	(540)
Provision for (benefit from) income taxes	59	49	59	49
Adjusted EBITDA	$(1,218)	$(1,497)	$(4,554)	$(5,422)

	Three Months Ended
	December 31,	September 30,
	2023	2023
Net income (loss)	$(4,238)	$1,144
Depreciation and amortization	141	140
Stock based compensation	428	360
Loss on write-off of note receivable	2,695	—
Fair value adjustment to contingent acquisition payment	—	(812)
Interest income	(303)	(397)
Provision for (benefit from) income taxes	59	—
Adjusted EBITDA	$(1,218)	$435

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Recurring revenue:
Software subscriptions	1,492	782	3,316	2,631
Software maintenance	2,183	1,844	7,674	7,111
Total recurring revenue	3,675	2,626	10,990	9,742

Non-recurring revenue:
Software licenses	502	1,144	6,213	4,755
Services and other	197	293	1,041	1,511
Total non-recurring revenue	699	1,437	7,254	6,266
Total revenue	$4,374	$4,063	$18,244	$16,008

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